Exhibit 99.1

NASDAQ REGULATION

January 3, 2025

Mr. Lawrence David Swift

General Counsel

SPAR Group, Inc.

1910 Opdyke Court

Auburn Hills, MI 48326

Re: SPAR Group, Inc. (the “Company”)

Nasdaq Security: Common Stock

Nasdaq Symbol: SGRP

Dear Mr. Swift:

Since your Company has not yet held an annual meeting of shareholders within twelve months of the end of the Company’s fiscal year end, it no longer complies with our Listing Rules (the “Rules”) for continued listing.1 In addition, please see IM-5620 which specifies the securities subject to the annual meeting requirement. Under our Rules the Company now has 45 calendar days to submit a plan to regain compliance and if we accept your plan, we can grant an exception of up to 180 calendar days from the fiscal year end, or until June 30, 2025, to regain compliance. Your plan should be as definitive as possible, addressing any issues that you believe would support your request for an exception.

In determining whether to accept your plan, we will consider such things as the likelihood that the annual meeting can be held within the 180 day period, the Company’s past compliance history, the reasons for the delayed meeting, other corporate events that may occur within our review period, the Company’s overall financial condition and its public disclosures.2

Please email your plan to me at xxxxxxxx no later than February 18, 2025. After we review the plan, I will contact you if we have any questions or comments and will provide you with written notice of our decision. If we do not accept your plan, you will have the opportunity to appeal that decision to a Hearings Panel.3

Our Rules require that the Company promptly disclose receipt of this letter by either filing a Form 8-K, where required by SEC rules, or by issuing a press release. The announcement needs to be made no later than four business days from the date of this letter and must include the continued listing criteria that the Company does not meet, and a description of each specific basis and concern identified by Nasdaq in reaching the determination.4

The Company must also submit the announcement to Nasdaq’s MarketWatch Department.5 If the public announcement is made between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the announcement to Nasdaq’s MarketWatch Department at least ten minutes prior its public release. If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time. Please note that if you do not make the required announcement trading in your securities will be halted.6

In addition, Nasdaq makes available to investors a list of all non-compliant companies, which is posted on our website at listingcenter.nasdaq.com. The Company will be included in this list beginning five business days from the date of this letter. As part of this process, an indicator reflecting the Company’s non-compliance will be broadcast over Nasdaq’s market data dissemination network and will also be made available to third party market data providers.

1See Listing Rules 5620(a) and 5810(c)(2)(G). In addition, please see IM-5620 which specifies the securities subject to the annual meeting requirement.

2For additional information with respect to compliance plans please see attached “Nasdaq Online Resources” when preparing your plan of compliance. This attachment includes links to the Frequently Asked Questions section relating to continued listing.

3See Listing Rule 5815(a). See FAQ #428 available on the Nasdaq Listing Center.

4Listing Rule 5810(b).

5The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure submission system available at nasdaq.net/ED/IssuerEntry.

6Listing IM-5810-1.